Exhibit 10.2

September 12, 2005

Michele Bergerac

Dear Michele:

The full year 2004 results ended with an after-tax profit, exclusive of the subchapter conversion tax credit, of $286,302. Unfortunately, this was well below the lowest level where bonus is paid in our 2004 bonus program. We have adjusted the bonus levels as follows for 2005 in accordance with our new plans.

The bonus plan for 2005 has been adjusted to reflect the goals for our company this coming year. Your bonus will be based on the profit after-tax using a standard corporate tax rate.

15%	of your cumulative salary if the company achieves an after-tax profit of	$1,000,000
22.5%	of your cumulative salary if the company achieves an after-tax profit of	$1,200,000
30%	of your cumulative salary if the company achieves an after-tax profit of	$1,600,000
45%	of your cumulative salary if the company achieves an after-tax profit of	$2,000,000
65%	of your cumulative salary if the company achieves an after-tax profit of	$2,700,000
82%	of your cumulative salary if the company achieves an after-tax profit of	$3,600,000
100%	of your cumulative salary if the company achieves an after-tax profit of	$4,600,000

In addition, you will earn 12.5% of your cumulative salary if, in my opinion, you have met the criteria outlined on the attached.

The bonus period will be the fiscal months of February 2005 through January 2006. You must be an active employee of Bakers Footwear Group at the time bonuses are paid to be eligible to receive your bonus.

We are excited about the challenges and prospects in the coming year. We hope it’s profitable for all of us and our shareholders.

Sincerely,

Peter Edison

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[Attachment, 2005 Goals and Objectives, omitted. The Company undertakes to furnish a supplemental copy of such attachment to the Securities and Exchange Commission upon request.]